Exhibit 10.31
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”) dated as of October 25, 2012 between Validus America, Inc., a Delaware corporation (the “Company”), John J. Hendrickson (the “Executive”), and, for purposes of Section 12.04 hereof only, Validus Holdings, Ltd., a Bermuda corporation (the “Parent”). This Agreement shall be effective on February 16, 2013 (the “Start Date”) and neither party shall have any obligations hereunder prior to the Start Date.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

SECTION 1.01     Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” or “Affiliates” means the Parent or any Subsidiary of the Parent.
“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) malfeasance or gross negligence in the performance of the Executive's duties; (c) the commission by the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness or at the direction of the Company or its Affiliates) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) failure by the Executive to substantially perform his duties and responsibilities hereunder (other than by reason of disability due to physical or mental illness) without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive's performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the Executive's use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof; or (h) the material breach by the Executive of any of the covenants contained in this Agreement without, in the case of any breach capable of being corrected, the same being corrected within ten (10) days after being given written notice thereof.
“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.
“Good Reason” means, without the Executive's written consent and subject to the timely notice requirement and the Company's opportunity to cure as set forth below, (a) a material breach of this Agreement by the Company; (b) a material reduction in the Executive's Base Salary or benefits; (c) a material and adverse change by the Company in the Executive's duties and responsibilities set forth in Section 3.01 hereof, other than due to the Executive's failure to adequately perform such duties and responsibilities as determined by the Board of Directors of the Parent in good faith; or (d) the Company ceases to be a wholly-owned Subsidiary of the Parent (directly or indirectly), unless the Executive's employment and all obligations pursuant to this Agreement are assigned to the Parent or a wholly-owned Subsidiary of the Parent effective prior to, or as of, the date on which the Company ceases to be a wholly owned Subsidiary of the Parent; provided, however, that, it shall be a condition precedent to the Executive's right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the Executive's Notice of Termination (as defined below) for “Good Reason” must be given not later than one hundred and fifty (150) days following the initial existence of the condition giving rise to 'Good Reason.'
“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, twenty (20) percent or more of the total voting power of shares of stock entitled to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, twenty (20) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

ARTICLE 2
EMPLOYMENT

SECTION 2.01    Employment Period. The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning the Start Date and ending on the Date of Termination as defined Section 5.01 below (the “Employment Period”).

ARTICLE 3
POSITION AND DUTIES

SECTION 3.01    Position and Duties. Effective on the Start Date, the Executive shall serve as Director of Strategy, Risk Management and Corporate Development of the Parent, render such services to the Company and its Affiliates which are consistent with Executive's position and have such responsibilities, powers and duties as may from time to time be prescribed by the Chairman and Chief Executive Officer of the Parent; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required by the conduct of the business of the Company or its Affiliates. The Executive will report directly to the Chairman and Chief Executive Officer of the Parent. During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Affiliates. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without prior written consent of the Company.

SECTION 3.02    Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in New York, New York. The Executive shall travel to such places outside of New York, New York on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

ARTICLE 4
BASE SALARY AND BENEFITS

SECTION 4.01    Base Salary. During the Employment Period, the Executive's base salary will be $650,000.00 per annum (the “Base Salary”). The Base Salary will be payable semi-monthly in twenty four (24) equal installments. Annually during the Employment Period, the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board of Directors of the Parent or its delegate, in its discretion, the Executive's Base Salary may be increased.

SECTION 4.02    Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board of Directors of the Parent; provided, however, that the Executive's target annual bonus will be 150% of his Base Salary.

SECTION 4.03    Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a) major medical, life insurance and disability insurance coverage that is substantially similar in the aggregate as is, or may during the Employment Period, be provided generally for senior executive officers of the Parent as set forth from time to time in the applicable plan documents;
(b) ten (10) paid days off for sick leave and a maximum of four (4) weeks of paid vacation annually during the term of the Employment Period;

(c)
benefits, including an annual pension contribution (or equivalent) equal to 10% of Base Salary, under any plan or arrangement available generally for senior executive officers of the Parent (excluding any benefits provided exclusively on account of a senior executives officer's employment in Bermuda), subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents; and

(d)	other fringe benefits customarily provided to similarly situated senior executives of the Parent or the Company residing in the United States.

Upon termination of the Employment Period, to the extent permitted under terms of the applicable plan, the Executive may elect continuation of the benefits described in subclause (a) above through the plans provided by the Company (or the Parent) at the Executive's own expense until such time as the Executive commences participation in another employer's comparable group plans. The Executive agrees to immediately notify the Company at the time he commences participation in another such plan.
SECTION 4.04 Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company's requirements with respect to reporting and documentation of expenses.

SECTION 4.05 Long Term Incentive Plan. During the Employment Period, the Executive shall be eligible to participate in the Validus Holdings, Ltd. 2005 Long Term Incentive Plan (or any successor plan) under which equity-based compensation awards may be made to the Executive, as determined in the sole discretion of the Compensation Committee of the Board of Directors of the Parent.

ARTICLE 5
TERM AND TERMINATION

SECTION 5.01 Date of Termination. The Employment Period shall end on the Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) the six (6) month anniversary of the Company providing Notice of Termination (as defined below) without Cause to the Executive; (b) immediately upon the Company providing Notice of Termination for Cause to the Executive; (c) the six (6) month anniversary of the Executive providing Notice of Termination to the Company with Good Reason, subject to the terms of section 5.03 below; (d) the six (6) month anniversary of the Executive providing Notice of Termination by the Executive without Good Reason to the Company; (e) the fifth (5th) day following the Company providing Notice of Termination to the Executive as a result of the Executive's Permanent Disability; or (f) the date of Executive's death. In the event that there are circumstances which would give rise to a termination by the Company for Cause, the Company may, in its sole and exclusive discretion, treat such termination as a termination without Cause.

SECTION 5.02 Resignation by the Executive Without Good Reason. If the Employment Period shall be terminated as a result of the Executive's resignation or leaving of his employment, other than for Good Reason, Executive shall continue to: (a) receive Base Salary and the benefits set forth in Section 4.03 through the Date of Termination and, payable at the times such bonuses are payable to other employees of the Company, any unpaid bonus with respect to the year prior to the year in which the Notice of Termination is provided, except that any amount payable after the Executive's “separation from service” (within the meaning of Treas. Reg. Section 1.409A 1(h)) with the Company will be subject to Section 12.14 below and (b) receive reimbursement of all Reimbursable Expenses incurred by the Executive prior to the Date of Termination. Notwithstanding any provision of this Agreement or any applicable plan or other agreement to the contrary, no shares of restricted stock of the Parent or stock options of the Parent granted to the Executive shall vest on or following the date the Executive provides Notice the of Termination without Good Reason to the Company. The Executive's entitlements under all other benefit plans and programs of the Company shall be as determined thereunder.

SECTION 5.03 Termination for Other Reasons. If the Employment Period shall be terminated by the Executive for Good Reason, by the Company with or without Cause, as a result of the Executive's Permanent Disability or upon the Executive's death, the Executive (or his estate, in the case of death) shall continue to: (a) receive Base Salary and benefits set forth in Section 4.03 above (i) in the case of termination by the Executive for Good Reason or by the Company with or without Cause, through the Date of Termination, and, payable at the times such bonuses are payable to other employees of the

Company, any unpaid bonus with respect to the year prior to the year in which the Notice of Termination is provided; and (ii) in the case of termination due to the Executive's permanent disability or death, through the six-month anniversary of the Date of Termination, except that any amount payable after the Executive's “separation from service” (within the meaning of Treas. Reg. Section 1.409A 1(h)) with the Company will be subject to Section 12.14 below; (b) vest in any shares of restricted stock of the Parent and any Parent stock options granted to the Executive through the Date of Termination; (c) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination; and (d) in the event the Employment Period shall be terminated under this Section 5.03 other than by the Company with Cause, receive a bonus for the year Notice of Termination is given, prorated for the number of full or partial months during which the Executive provided services to the Company, payable at the time such bonus is payable to other employees of the Company. The Executive's entitlements under all other benefit plans and programs of the Company shall be as determined thereunder. Amounts described in clause (a) above will be paid, subject to Section 12.14 below, as described in Sections 4.01 and 4.03 above.

SECTION 5.04 Notice of Termination. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, with respect to termination by the Company for Permanent Disability or Cause or resignation by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.05 Garden Leave. Following the provision of a Notice of Termination either by the Company or by the Executive, the Company may direct, in its sole and exclusive discretion, that the Executive perform no duties, exercise no powers and resign from any office held in connection with his employment with the Company or its Affiliates; provided, however, that, following any such direction, the Executive will continue to be required to comply with his other obligations under this Agreement (and will continue to have a duty of loyalty to the Company as an employee) through the end of the Employment Period.

ARTICLE 6
CONFIDENTIAL INFORMATION

SECTION 6.01 Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE 7
INTELLECTUAL PROPERTY

SECTION 7.01 Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or its Affiliates as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive's employment hereunder).

ARTICLE 8
DELIVERY OF MATERIAL UPON TERMINATION OF EMPLOYMENT

SECTION 8.01 Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive's employment with the Company for any reason, the

Executive will promptly deliver to the Company all property of the Company or its Affiliates, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive's possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that, to the best of his knowledge, all such materials have been delivered to the Company.

ARTICLE 9
NONCOMPETITION AND NONSOLICITATION

SECTION 9.01 Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company or its Affiliates, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending six (6) months after the Date of Termination (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses; provided, however, that the portion of the Noncompetition Period following the Date of Termination shall be reduced by the period of time, if any, between the date a Notice of Termination is given and the Date of Termination. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02 Nonsolicitation of Employees. The Executive hereby agrees that during the Employment Period and for a period of twelve (12) months after the Date of Termination (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at any time during such Nonsolicitation Period or within the six-month period prior thereto.

SECTION 9.03 Nonsolicitation of Customers. During the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.

SECTION 9.04 Enforcement. If, at the enforcement of Sections 9.01, 9.02 or 9.03, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration, scope and area permitted by law.

ARTICLE 10
EQUITABLE RELIEF

SECTION 10.01 Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive's services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 9.03could cause irreparable harm to the Company for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 9.03, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11
EQUITABLE RELIEF

SECTION 11.01 Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) except for agreements provided to the Company by the Executive, the Executive is not a party to or bound by any employment agreement, noncompetition agreement, garden leave agreement or confidentiality agreement with any other Person, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. Notwithstanding Section 11.02 below, in the event that any action is brought against Executive involving any breach of any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, the Executive shall bear his own costs incurred in defending such action, including but not limited to, court fees, arbitration costs, mediation costs, attorneys' fees and disbursements.

SECTION 11.02 General Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company agrees to maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

ARTICLE 12
MISCELLANEOUS

SECTION 12.01 Rights and Remedies. The Company will be entitled to enforce its rights and remedies under this Agreement specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02 Rights and Remedies. The Company will be entitled to enforce its rights and remedies under this Agreement specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.03 Parties, Successors and Assigns. This Agreement is an agreement between the Executive and the Company. However, the obligations imposed upon the Company may be assigned to and/or satisfied by an Affiliate; provided, however, that the Company shall remain secondarily liable in the event of any such assignment. Any payment made or action taken by an Affiliate shall be considered to be a payment made or action taken by the Company for purposes of determining whether the Company has satisfied its obligations under the Agreement. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 12.04 Parent Guarantee. The Parent agrees and hereby guarantees to the Executive that all compensation and benefits required to be paid or provided to Executive under this Agreement will, to the extent not timely paid by the Company or one of it Affiliates, instead be timely paid by the Parent. This is a guaranty of payment and performance and not merely of collection. If the Company fails to make any payment when due with respect to the Executive or to perform any duties, obligations or covenants with respect to the Company's obligations with respect to the Executive, the Parent will as soon as practicable and unconditionally pay to Executive such amounts and perform such duties, obligations and covenants.

SECTION 12.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 12.06 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.07 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.08 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

SECTION 12.09

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Validus Holdings, Ltd. 29 Richmond Road Pembroke, HM08 Bermuda Attn: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
SECTION 12.10 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.11 No Third Party Beneficiary. This Agreement will not confer any rights or remedies (or any obligations) upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 12.12 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION 12.13 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 12.14 Survival. Sections 4.06, 6.01, 7.01, 8.01 and Articles 9 through 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 12.15 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, AND THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF NEW YORK.

SECTION 12.16 409A.

(a)It is intended that this Agreement will comply with Section 409A and Section 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457a, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 12.14 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A or Section 457A of the Code.

(b)    Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive's “separation from service,” or (ii) the date of the Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)    With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

SECTION 12.17 Arbitration. Except as otherwise set forth in Section 10.01 above, in the event that a dispute shall arise between the parities concerning this Agreement, such dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS. Any such arbitration proceeding shall take place in New York City before a single arbitrator. The arbitrator shall be acceptable to both the Company and the Executive. However, if the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators or, if the arbitrators do not agree, appointed by the JAMS. Each party shall each bear their respective costs (including attorney's fees) and shall split the fee of the arbitrator; provided, however, that if following his "separation from service" (as defined above) the Executive prevails in a dispute with the Company, the Company shall be responsible for the reasonable attorney's fees incurred by the Executive in connection with the dispute. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain confidentiality in respect to any arbitration between them.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
VALIDUS AMERICA, INC.

By:    /s/ Edward J. Noonan
________________________
Printed Name: Edward J. Noonan
Title: Director

By:    /s/ John J. Hendrickson
_____________________________
John J. Hendrickson

Validus Holdings, Ltd.
(For purposes of Section 12.04 hereof only)

By:    /s/ Robert F. Kuzloski
_____________________________
Printed Name: Robert F. Kuzloski
Title: EVP and General Counsel